Exhibit 99.1

SERA PROGNOSTICS REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Salt Lake City – August 6, 2025 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the second quarter of 2025 ended June 30, 2025.

Second Quarter and Recent Highlights:

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Ongoing progress in engaging Medicaid plans in targeted states with prior PreTRM clinical study experience. Notable traction in two particular states with above-average premature birth rates, presenting strong commercial opportunities, alongside growing momentum in two additional states with leading healthcare systems and significant physician interest.
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On track to publish the full study results of Sera’s Prematurity Risk Assessment Combined With Clinical Interventions for Improving Neonatal outcoMEs (“PRIME”) this year, followed swiftly by additional data on health economic benefits, sub-population analysis and Medicaid expected cost-saving benefits of Sera’s PreTRM Test.
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Strengthened Sera’s leadership team with several recent appointments:
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In May, Sera announced the appointment of Lee Anderson as Chief Commercial Officer. Bringing more than 30 years of cross-functional leadership experience in sales, marketing, customer service, strategic accounts, and training, Mr. Anderson has a proven track record of driving business growth and enhancing sales strategies in the healthcare sector.
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In July, Sera appointed two additional leaders to the team.
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Chuck Hyde was appointed as the Company’s Head of Market Access. Mr. Hyde brings over 20 years of expertise in market access, including leadership roles in oncology diagnostics and pharmaceuticals, to further strengthen Sera’s commercial capabilities. Notably, he previously held an instrumental role guiding the payer team at a groundbreaking cancer diagnostic company.
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Jennifer Zibuda was appointed as Sera’s Head of Investor Relations. Ms. Zibuda is an experienced investor relations veteran with buy-side, sell-side and healthcare experience to further broaden Sera’s exposure within the investment community as the Company expands commercialization toward anticipated revenue growth.

“We continue to build the foundation needed for the expected acceleration in commercial momentum now that our full PRIME pivotal study results are in hand, which is enabling engaged conversations and increased traction with managed Medicaid and other organizations,” said Zhenya Lindgardt, President and CEO of Sera Prognostics. “Furthermore, we plan to share additional compelling data and evidence showing that our PreTRM test can truly make a difference in addressing the impact of premature births while empowering doctors with actionable information to improve pregnancy outcomes and reduce healthcare costs.”

Second Quarter 2025 Financial Results

Second quarter 2025 revenue was $17,000 compared to $24,000 for the second quarter of 2024.

Total operating expenses were $9.3 million, flat with the same period in 2024.

Research and development expenses for the second quarter of 2025 were $3.3 million, down approximately 24% compared with the second quarter of 2024 primarily due to lower clinical study costs following the completion of the pivotal PRIME study and as the Company shifts toward commercialization.

Selling, general and administrative expenses for the second quarter of 2025 were $6.0 million, up from $4.9 million for the prior-year period as Sera continued to carefully invest in targeted commercial activities, strategic headcount additions, while building market awareness in preparation for the publication of PRIME study data.

Net loss for the quarter was $8.0 million and down from $8.3 million for the same period a year ago as the Company continued its focus on managing our capital resources ahead of expected revenue expansion in the future.

As of June 30, 2025, the Company had cash, cash equivalents, and available-for-sale securities of approximately $108.5 million, which Sera expects to fund the company across significant adoption and commercial milestones through 2028.

Conference Call Information

Sera Prognostics will host a corresponding conference call and live webcast today to discuss second quarter 2025 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:

US domestic callers: (800) 836-8184

International callers: (646) 357-8785

Webcast Registration Link: https://app.webinar.net/qbpaJM0k7nl

Live audio of the webcast will be available online from the Investors page of the Company’s website at www.sera.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2024 March of Dimes Report Card shows that, for the last six consecutive years, more than one in ten infants is born prematurely in the United States. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.

About the PreTRM® Test

The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.

Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to ongoing progress in engaging Medicaid plans in targeted states; publishing full study results of the PRIME study this year, followed swiftly by additional data on health economic benefits, sub-population analysis and Medicaid expected cost-saving benefits of the PreTRM Test; further broadening the Company’s exposure within the investment community as it expands commercialization toward anticipated revenue growth; expected acceleration in commercial momentum; increased traction with managed Medicaid and other organizations; sharing additional compelling data and evidence showing the PreTRM test can address premature births, empower doctors with actionable information; and reduce healthcare costs; the Company’s cash, cash equivalents, and available-for-sale securities of approximately $108.5 million funding the Company across significant adoption and commercial milestones through 2028; the date and time and content of the Company’s quarterly earnings release and conference call; availability of the live audio of the conference call on the Company’s website; and the Company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contact

Investor Contact

Jennifer Zibuda, Head of Investor Relations

jzibuda@sera.com

+1 (801) 396-8043

SERA PROGNOSTICS, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue	$17	$24	$55	$24
Operating expenses:
Cost of revenue	41	20	81	37
Research and development	3,337	4,406	6,671	8,089
Selling and marketing	1,821	1,099	3,291	2,326
General and administrative	4,138	3,752	8,582	7,922
Total operating expenses	9,337	9,277	18,625	18,374
Loss from operations	(9,320)	(9,253)	(18,570)	(18,350)
Interest expense	(2)	(8)	(6)	(17)
Other income, net	1,276	958	2,343	1,967
Net loss	$(8,046)	$(8,303)	$(16,233)	$(16,400)
Net loss per share, basic and diluted	$(0.16)	$(0.25)	$(0.36)	$(0.50)
Weighted-average shares outstanding, basic and diluted	49,066,398	32,932,903	45,536,846	32,576,470

SERA PROGNOSTICS, INC.

Condensed Balance Sheets

(unaudited)

(in thousands)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$5,016	$4,043
Marketable securities	35,144	42,193
Accounts receivable	17	34
Prepaid expenses and other current assets	693	1,330
Total current assets	40,870	47,600
Property and equipment, net	1,204	1,239
Long-term marketable securities	68,351	21,973
Intangible assets, net	968	1,026
Other assets	435	737
Total assets	$111,828	$72,575
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,063	$1,969
Accrued and other current liabilities	2,296	2,384
Finance lease obligation, current portion	23	194
Deferred revenue	20,220	20,223
Total current liabilities	23,602	24,770
Finance lease obligation, net of current portion	—	2
Total liabilities	23,602	24,772
Commitments and contingencies
Stockholders’ equity:
Common stock, Class A and Class B	4	3
Additional paid-in capital	384,104	327,534
Accumulated other comprehensive income	145	60
Accumulated deficit	(296,027)	(279,794)
Total stockholders' equity	88,226	47,803
Total liabilities and stockholders' equity	$111,828	$72,575